EXHIBIT 99.1

Kira Perdue

Trevelino/Keller Communications Group for TRX

+1-404-214-0722, extension 101

kpurdue@trevelinokeller.com

TRX PROMOTES DAVID CATHCART TO CHIEF FINANCIAL OFFICER

ATLANTA – 15 November 2006 – TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration services to the global travel industry, today announced the promotion of David Cathcart to Chief Financial Officer.

Mr. Cathcart joined TRX in September 2004 as Controller and was promoted in July 2005 to Vice President, Finance and Controller. Prior to joining TRX, he served as a divisional controller at General Electric. Mr. Cathcart is a CPA and began his career with Arthur Andersen. He holds an MBA from the University of Central Florida and a bachelor’s degree in Accountancy from the University of Notre Dame.

“David brings strong leadership, finance, and communications skills to the CFO role at TRX. In his two years here, he has demonstrated the classic, high-caliber GE management approach: strive for category leadership and growth, drive financial discipline, and focus on people and culture,” said Trip Davis, President & CEO of TRX. “He will assume responsibility for our financial and administrative functions.”

Effective 15 November, 2006, Lindsey Sykes will no longer serve as TRX’s Chief Financial Officer and is departing TRX.

Separately, TRX accepted the resignation of Timothy Severt, Executive Vice President, Administration, on 15 November 2006. At the request of the company, Mr. Severt has agreed to continue his employment with TRX through 28 February 2007.

“Lindsey and Tim have been key players on our executive team for six years. I deeply appreciate their contributions to TRX and wish them the very best,” said Davis.

About TRX, Inc.

TRX (NASDAQ: TRXI) is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions individually or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and associates in North America, Europe, and Asia.

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